Exhibit 4.1









                              SUBSCRIPTION AGREEMENT

                                   by and among

                            REGENCY REALTY CORPORATION

                          SECURITY CAPITAL HOLDINGS S.A.

                                       and

                           SECURITY CAPITAL U.S. REALTY

                                   dated as of

                                  August 6, 1997







                                TABLE OF CONTENTS

               SECTION                                              PAGE

               1.    SUBSCRIPTION; CLOSING.......................      2
               1.1   Subscription for Company Common Stock.......      2
               1.2   Acceptance of Subscription..................      2
               1.3   Purchase Price..............................      2
               1.4   Closing.....................................      2

         2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....      3
               2.1   Organization and Qualification..............      3
               2.2   Authority Relative to the Agreement;
                       Board Approval............................      3
               2.3   Capital Stock...............................      4
               2.4   No Conflicts; No Defaults; Required Filings
                       and Consents..............................      4
               2.5   Securities Law Matters; Material Changes;
                       Corporate Action Covenants................      5
               2.6   Litigation; Compliance With Law.............      6
               2.7   Tax Matters; REIT and Partnership Status....      7
               2.8   Compliance with Organization Documents......      7
               2.9   Florida Takeover Law........................      7
               2.10  Brokers or Finders..........................      7

         3.    REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER
                 AND THE ADVANCING PARTY.........................      8
               3.1   Organization and Standing...................      8
               3.2   Due Authorization...........................      8
               3.3   Conflicting Agreements and Other Matters....      8
               3.4   Source of Funds.............................      9
               3.5   Brokers or Finders..........................      9
               3.6   REIT Qualification Matters..................      9
               3.7   Investment Company Matters..................      9

         4.    CONDITIONS TO CLOSING.............................      9
               4.1     Conditions to Obligations of Subscriber...      9
               4.2     Conditions to Obligations of the Company..     10

         5.    SURVIVAL; INDEMNIFICATION.........................     11
               5.1   Survival....................................     11
               5.2   Indemnification by Subscriber or the
                     Company.....................................     11
















         6.    MISCELLANEOUS.....................................     12
               6.1   Counterparts................................     12
               6.2   Governing Law...............................     13
               6.3   Entire Agreement............................     13
               6.4   Notices.....................................     13
               6.8   Expenses....................................     15
               6.9   Severability................................     15
               6.10  Further Assurances..........................     15
               6.11  Joint and Several Liability; Guaranty.......     15


















































                              SUBSCRIPTION AGREEMENT


              THIS SUBSCRIPTION AGREEMENT (this "Agreement") is entered into as of August 6, 1997 by and among Regency Realty Corporation, a Florida corporation (the "Company"), Security Capital U.S. Realty, a Luxembourg corporation (the "Advancing Party"), and Security Capital Holdings S.A., a Luxembourg corporation and a wholly-owned subsidiary of the Advancing Party ("Subscriber" or "Investor"). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Stockholders Agreement (as hereinafter defined).

              WHEREAS, in connection with the Company's initial issuance and sale to Subscriber of shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), pursuant to a Stock Purchase Agreement dated as of June 11, 1996, the Company, the Advancing Party and Subscriber entered into a Stockholders Agreement on July 10, 1996 (the "Stockholders Agreement");

              WHEREAS, pursuant to the terms of the Stockholders Agreement, in the event that the Company issues or sells shares of capital stock of the Company, Investor is, during a specified term, entitled (except in certain limited circumstances) to a participation right to purchase, or subscribe for, a total number of shares equal to up to 42.5% of the total number of shares of capital stock proposed to be issued by the Company in its first offering after the final closing under the above-referenced Stock Purchase Agreement (the "Participation Rights");

              WHEREAS, on July 10, 1997, the Company entered into an underwriting agreement for the offer and sale in a public offering of 2,777,250 shares of Company Common Stock (the "Total Public Shares"), including 362,250 shares subject to an over-allotment option (the "Option Shares");

              WHEREAS, on July 16, 1997, the Company issued and sold in a public offering (the "Original Public Offering") 2,415,000 shares of Company Common Stock (the "Original Public Shares"), which represented all of the Total Public Shares other than the Option Shares;

              WHEREAS, concurrently therewith, Investor, in exercise of its Participation Rights with respect to the Original Public Shares (but not with respect to the Option Shares), purchased from the Company, and the Company issued and sold to Investor, 1,785,000 shares of Company Common Stock (the "Original Concurrent Shares") pursuant to that certain Subscription Agreement dated as of July 10, 1997 by and among the parties hereto;

              WHEREAS, the underwriters, in full exercise of their over-allotment option, has elected to purchase an additional 129,800 shares of Company Common Stock (the "Public Shares");

              WHEREAS, in connection with the Public Shares to be issued by the Company in a public offering (the "Public Offering"), Investor is entitled to, and has indicated to the Company that it desires to, exercise its Participation Rights; and







              WHEREAS, in accordance with Investor's desire to exercise its Participation Rights, the Company desires to issue and sell to Subscriber shares of Company Common Stock in an offering (the "Concurrent Purchase") from the Company to Subscriber.

              NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

              1.   SUBSCRIPTION; CLOSING

                   1.1  SUBSCRIPTION FOR COMPANY COMMON STOCK

                        (a) Subject to the terms and conditions hereof, Subscriber hereby subscribes (the "Subscription") to purchase 95,939 shares of Company Common Stock (the "Concurrent
         Shares").

                        (b)  Investor hereby agrees that the
         Subscription represents the complete and exclusive exercise of its Participation Rights with regard to the Public Shares.

                   1.2  ACCEPTANCE OF SUBSCRIPTION

                        Subject to the terms and conditions hereof, the Company hereby accepts the Subscription.

                   1.3  PURCHASE PRICE

                        The per share purchase price (the "Per Share
         Purchase Price") for the Concurrent Shares shall be $27.25 for an aggregate purchase price of $2,614,337.75 (the "Purchase Price"). The Per Share Purchase Price shall be the same as the per share "Price to Public" for the Public Shares, as shown on the cover page of the final prospectus for the Original Public Offering.

                   1.4  CLOSING

                        Subject to the terms and conditions hereof, the closing of the Concurrent Purchase (the "Closing") shall occur on the date of the closing of the Public Offering but in no event later than five business days after the date of this Agreement. At the Closing, the Company will sell, convey, assign, transfer and deliver, and Subscriber will purchase and acquire (and the Advancing Party shall advance sufficient funds for such purchase) from the Company, the Concurrent Shares, and Subscriber will pay to the Company the Purchase Price by wire transfer of immediately-available funds in U. S. dollars to the account or accounts specified by the Company.









         2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

              The Company hereby represents and warrants to Subscriber as follows:

              2.1  ORGANIZATION AND QUALIFICATION

                   (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as described in the Company Prospectus (as hereinafter defined), and to enter into this Agreement and to perform its obligations hereunder.

                   (b) Each of the Subsidiaries of the Company is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the corporate or partnership power and authority to own its properties and carry on its business as it is now being conducted.

                   (c) Each of the Company and its Subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for any failures to be so qualified or to be in good standing as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                   (d) The issue and sale of the Concurrent Shares hereunder will not give any stockholder of the Company the right to demand payment for his shares under the Florida
         Business Corporation Act.

              2.2  AUTHORITY RELATIVE TO THE AGREEMENT; BOARD APPROVAL

                   (a) The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company for itself and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

                   (b) The Board of Directors of the Company has, as of the date hereof, approved the transactions contemplated hereby.

                   (c) The Concurrent Shares have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable.









              2.3  CAPITAL STOCK

                   All of the issued, and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights (excluding any preemptive rights that Investor may have under the Stockholders Agreement).

              2.4  NO CONFLICTS; NO DEFAULTS; REQUIRED FILINGS AND
                   CONSENTS

                   Neither the execution and delivery by the Company hereof nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, will:

                   (a) conflict with or result in a breach of any provisions of the Company Charter or Bylaws of the Company;

                   (b) result in a breach or violation of, a default under, or the triggering of any payment or other obligations pursuant to, or accelerate vesting under, any of the Company stock option plans or similar compensation plan or any grant or award made under any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

                   (c)  violate or conflict with any statute,
         regulation, judgment, order, writ, decree or injunction applicable to the Company, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

                   (d) violate or conflict with or result in a breach of any provision of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Company under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company is a party, or by which the Company or any of its properties is bound or affected, except for any of the foregoing matters which would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; or

                   (e) require any consent, approval or authorization of, or declaration, filing or registration with any Governmental Authority, other than any filings required under the Securities Act, the Exchange Act, Blue Sky Laws and any filings required to be made with any national securities exchange on which the Company Common Stock









         is listed, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

              2.5 SECURITIES LAW MATTERS; MATERIAL CHANGES; CORPORATE ACTION COVENANTS

                   (a) As of the date hereof and as of the date of the Closing, the Company Prospectus does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                   (b) The documents incorporated or deemed to be incorporated by reference in the Company Prospectus pursuant to
         Item 12 of Form S-3 under the Securities Act, at the time they were or hereafter are filed with the SEC, complied and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC under the Exchange Act, and, when read together with the other information in the Company Prospectus, as of the date hereof and as of the date of the Closing, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                   (c)  Since the respective dates as of which
         information is given in the Company Prospectus, except as otherwise stated there, (A) there has been no change in the condition, financial, or otherwise, or in the earnings, assets or business affairs of the Company and the Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (B) no casualty loss or condemnation or other event with respect to any of the interests held directly or indirectly in any of the real properties owned, directly or indirectly, by the Company or any entity wholly or partially owned by the Company has occurred, except as would not reasonably be expected to, individually or in the aggregate, result in a material Adverse Effect, (C) except for regular quarterly dividends on the Common Stock and distributions with respect to the Units in amounts per share or Unit that are, in each case, consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock or by the Partnership with respect to its Units, and (D) with the exception of transactions in connection with the Company's Long-Term Omnibus Plan and the issuance of shares of Common Stock upon the exchange of Units of the Partnership, there has been no change in the capital stock or in the partnership interests, as the case may be, of the Company or any Subsidiary, and no increase in the indebtedness of the Company or any Subsidiary, that is material to such entities considered as one enterprise.









                   (d) The financial statements (including the notes thereto) included in, or incorporated by reference into, the Company Prospectus present fairly the financial position of the respective entity or entities presented therein at the respective dates indicated (if such financial position is presented) and the results of their operations for the respective periods specified and, except as otherwise stated in the Company Prospectus, said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

                   (e) As of the date hereof, the Company and its Subsidiaries have complied in all material respects with the Corporate Action Covenants set forth in Section
         6.1  of the Stockholders Agreement.

                   (f) For purposes hereof, the terms listed below shall have the following meanings:

                        "Company Prospectus" shall mean, collectively,
              the Prospectus dated July 10, 1997 and the Prospectus Supplement dated July 10, 1997 relating to the Original Concurrent Shares and the Concurrent Shares and the Prospectus Supplement dated July 10, 1997 relating to the Original Public Shares and the Public Shares.

                        "Partnership" shall mean Regency Retail
              Partnership, L.P., a Delaware limited partnership.

                        "Units" shall mean units of partnership interest
              in the Partnership.

              2.6  LITIGATION; COMPLIANCE WITH LAW

                   (a)  There are no Actions pending or, to the
         Company's knowledge, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or which question the validity hereof or any action taken or to be taken in connection herewith. There are no continuing orders, injunctions or decrees of any Government Authority to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets are bound.

                   (b) None of the Company or its Subsidiaries is in violation of any statute, rule, regulation, order, writ, decree or injunction of any Government Authority or any body having jurisdiction over them or any of their respective properties which, if enforced, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.









              2.7  TAX MATTERS; REIT AND PARTNERSHIP STATUS

                   (a) The Company (i) intends in its federal income tax return for the tax year ended on December 31, 1996, and in its federal income tax return for the tax year that will end on December 31, 1997, to elect to be taxed as a REIT within the meaning of Section 856 of the Code, and has complied (or will comply) with all applicable provisions of the Code relating to a REIT for 1997, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for 1997,
         (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and, to the Company's knowledge, no such challenge is pending or threatened, and (iv) to the Company's knowledge, and assuming the accuracy of Subscriber's representation in
         Section 3.7, will not be rendered unable to qualify as a REIT for federal income tax purposes as a consequence of the transactions contemplated hereby.

                   (b) The Company was eligible to and did validly elect to be taxed as a REIT for federal income tax purposes for calendar years 1993, 1994, and 1995. Each Partnership and each subsidiary of the Company organized as a partnership (and any other subsidiary of the Company that files tax returns as a partnership for federal income tax purposes) was and continues to be classified as a partnership for federal income tax purposes.

                   (c)  For purposes of this Section 2.7, no
         representation set forth in Section 2.7 shall be deemed to be untrue unless such untruths would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

              2.8  COMPLIANCE WITH ORGANIZATION DOCUMENTS

                   Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its charter, bylaws or partnership agreement (or equivalent organizational documents), except for such defaults or violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

              2.9  FLORIDA TAKEOVER LAW

                   The terms of Sections 607.0901 and 607.0902 of the Florida Business Corporation Act will not apply to Subscriber, the Subscription or any other transaction contemplated hereby.

              2.10  BROKERS OR FINDERS

                   No agent, broker, investment banker or other firm or person, including any of the foregoing that is an Affiliate of the Company, is or will be entitled to any









         broker's or finder's fee or any other commission or similar fee from the Company in connection with this Agreement or any of the transactions contemplated hereby for which Subscriber will be responsible.

         3.   REPRESENTATIONS AND WARRANTIES OF SUBSCRIBER AND THE
              ADVANCING PARTY

                   Subscriber and the Advancing Party hereby jointly and severally represent and warrant to the Company as follows:

              3.1  ORGANIZATION AND STANDING

                   Each of Subscriber and the Advancing Party is a corporation duly incorporated, validly existing and in good standing under the laws of Luxembourg. Subscriber has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, and to enter into this Agreement and to perform its obligations hereunder.

              3.2  DUE AUTHORIZATION

                   The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Subscriber and the Advancing Party. This Agreement has been duly executed and delivered by each of Subscriber and the Advancing Party for itself and constitutes the valid and legally binding obligations of Subscriber and the Advancing party, enforceable against Subscriber or the Advancing Party, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

              3.3  CONFLICTING AGREEMENTS AND OTHER MATTERS

                   Neither the execution and delivery of this Agreement nor the performance by Subscriber or the Advancing Party, as the case may be, of its obligations hereunder will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any mortgage, security interest, encumbrance, lien or charge of any Kind upon any of the properties or assets of Subscriber or the Advancing Party, as the case may be, pursuant to, or require any consent, approval or other action by or any notice to or filing with any Government Authority pursuant to, the organization documents or agreements of Subscriber or the Advancing Party, as the case may be, or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which Subscriber or the Advancing Party, as the case may be, is bound, except for filings after the Closing under Section 13(d) of the Exchange Act.









              3.4  SOURCE OF FUNDS

                   At the Closing, the Advancing Party shall have available and shall advance to Subscriber all of the funds necessary to satisfy Subscriber's obligations hereunder and to pay any related fees and expenses in connection with the foregoing.

              3.5  BROKERS OR FINDERS

                   No agent, broker, investment banker or other firm or person, including any of the foregoing that is an Affiliate of Subscriber or the Advancing Party, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Subscriber or the Advancing Party in connection with this Agreement or the transactions contemplated hereby for which the Company will be responsible.

              3.6  REIT QUALIFICATION MATTERS

                   To Subscriber's knowledge, no person which would be treated as an "individual" for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) owns or would be considered to own (taking into account the ownership attribution rules under Section 544 of the Code, as modified by
         Section 856(h) of the Code) in excess of 9.8% of the value of the outstanding equity interest in Subscriber or the Advancing Party.

              3.7  INVESTMENT COMPANY MATTERS

                   Neither the Advancing Party nor Subscriber is, and after giving effect to the purchase of the Concurrent Shares, neither will be, an "investment company" or an entity "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

         4.   CONDITIONS TO CLOSING

              4.1  CONDITIONS TO OBLIGATIONS OF SUBSCRIBER

                   The obligations of Subscriber to purchase and pay for the Concurrent Shares at the Closing are subject to satisfaction or waiver of each of the following conditions precedent:

                   (a) The Closing of the Public Offering shall have occurred at the same per share Price to Public as the Per Share Purchase Price for the Concurrent Shares.

                   (b) The representations and warranties of the Company contained herein shall have been true and correct in all respects on and as of the date hereof, and shall be true and correct in all respects on and as of the Closing with the same effect as









         though such representations and warranties had been made on and as of the date of the Closing (except for representations and warranties that speak as of a specific date or time other than the date of the Closing (which need only be true and correct in all respects as of such date or time)), other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that if any of the representations and warranties is already qualified in any respect by materiality or as to Material Adverse Effect for purposes of this Section 4.1(b) such materiality or Material Adverse
         Effect qualification will be in all respects ignored (but subject to the overall standard as to Material Adverse Effect set forth immediately prior to this proviso). The Company shall have delivered to Subscriber at the Closing a certificate of an appropriate officer in form and substance reasonably satisfactory to Subscriber dated the date of the Closing to such effect.

                   In making any determination as to Material Adverse Effect under this Section 4.1(b), the matters set forth in each such Section shall be aggregated and considered together.

                   (c) There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no pending Actions which would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or to issue the Concurrent Shares.

                   (d) The Company shall not have taken any action or have failed to take any action which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes.

              4.2  CONDITIONS TO OBLIGATIONS OF THE COMPANY

                   The obligations of the Company to issue and sell the Concurrent Shares at the Closing are subject to satisfaction or waiver of each of the following conditions precedent:

                   (a) The closing of the Public Offering shall have occurred.

                   (b) The representations and warranties of Subscriber and the Advancing Party contained herein shall have been true and correct in all respects on and as of the date hereof, and shall be true and correct in all respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing (except for representations and warranties that speak as of a specific date or time other than the date of the Closing (which need only be true and correct in all respects as of such date or time)), other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect. Subscriber shall have delivered to the Company at









         the Closing a certificate of an appropriate officer in form and substance reasonably satisfactory to the Company dated the date of the Closing in such effect.

                   (c) There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no pending Actions which would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or to issue the Concurrent Shares.

         5.   SURVIVAL; INDEMNIFICATION

              5.1  SURVIVAL

                   All representations, warranties, covenants and agreements of the parties contained herein, including indemnity or indemnification agreements contained herein, shall survive the Closing until the first anniversary of the Closing. No Action or proceeding may be brought with respect to any of the representations, warranties, covenants or agreements unless written notice thereof, setting forth in reasonable details the claimed misrepresentations or breach of warranty or breach of covenant or agreement, shall have been delivered to the party alleged to have breached such representation or warranty or such covenant or agreement prior to the first anniversary of the Closing. Those covenants or agreements that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.

              5.2  INDEMNIFICATION BY SUBSCRIBER OR THE COMPANY

                   (a) Subject to Section 5. 1, from and after the Closing, Subscriber shall indemnify and hold harmless the Company, its successors and assigns, from and against any and all Loss and Expenses suffered, directly or indirectly, by the Company by reason of, or arising out of (i) any breach as of the date made or deemed made or required to be true of any representations or warranty made by Subscriber in or pursuant to this Agreement, or (ii) any failure by Subscriber to perform or fulfill any of its covenants or agreements set forth herein. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Loss and Expenses include a party's incidental or consequential damages.

                   (b) Subject to Section 5. 1, from and after the Closing, the Company shall indemnify and hold harmless Subscriber, its successors and assigns, from and against any and all Loss and Expenses, suffered, directly or indirectly, by Subscriber by reason of, or arising out of, any breach as of the date made or deemed made or required to be true of any representations or warranty made by the Company in or pursuant to this Agreement and any statements made in any certificate delivered pursuant to this Agreement, or (ii) any failure by the Company to perform or fulfill any of its covenants









         or agreements set forth herein. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Loss and Expenses include a party's incidental or consequential damages.

                   (c) Notwithstanding the foregoing, (i) neither Subscriber nor the Company shall be responsible for any Loss and Expenses as provided by paragraphs (a) and (b), respectively, of this Section 5.2, until the cumulative aggregate amount of such Loss and Expenses suffered by Subscriber or the Company, as the case may be, exceeds $500,000, in which case Subscriber or the Company, as the case may be, shall then be liable for all such Loss and Expenses, and (ii) the cumulative aggregate indemnity obligations of each of Subscriber and the Company under this Section 5.2 shall in no event exceed the Purchase Price. Except with respect to third-party claims being defended in good faith or claims for indemnification with respect to which there exists a good faith dispute, the indemnifying party shall satisfy its obligations hereunder within 30 days of receipt of a notice of claim under this Section 5.

              5.3  THIRD-PARTY CLAIMS

                   If a claim by a third party is made against Subscriber or the Advancing Party or the Company (each, an "Indemnified Party") and if such Indemnified Party intends to seek indemnity with respect thereto under this Section 5, such Indemnified Party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The indemnifying party shall have 20 days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. The Indemnified Party shall not pay or settle any claim which the indemnifying party is contesting. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 20 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

         6.   MISCELLANEOUS

              6.1  Counterparts

                   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall be effective when one or more counterparts have been signed by each party hereto and delivered to the other party.









         Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

              6.2  GOVERNING LAW

                   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT
         REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

              6.3  ENTIRE AGREEMENT

                   This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

              6.4  NOTICES

                   All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or numbers as set forth below. Notices to the Company shall be addressed to:

                        Regency Realty Corporation
                        121 W. Forsyth Street, Suite 200
                        Jacksonville, Florida  32202
                        Attention:  Martin E. Stein, Jr.
                        Telecopy Number:  (904) 634-3428

                   with a copy (which shall not constitute notice) to:

                        Foley & Lardner
                        Greenleaf Building
                        200 Laura Street
                        Jacksonville, Florida  32202
                        Attention:  Charles E. Commander, III, Esq.
                        Telecopy Number:  (904) 359-8700













                   Notices to Subscriber or the Advancing Party shall be addressed to:

                        Security Capital Holdings S.A.
                        69, route d'Esch
                        L-2953 Luxembourg
                        Attention:  David A. Roth, Vice President
                        Telecopy Number:  (352) 4590-3331

                   with a copy (which shall not constitute notice) to:

                        Wachtell, Lipton, Rosen & Katz
                        51 W. 52nd Street
                        New York, New York  10018
                        Attention:  Adam O. Emmerich, Esq.
                        Telecopy Number:  (212) 403-2000

              6.5  SUCCESSORS AND ASSIGNS

                   This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors. Neither Subscriber nor the Advancing Party shall be permitted to assign any of its rights hereunder to any third party; provided, however, that Subscriber and the Advancing Party may assign all (but not less than all) of their rights hereunder to any other Investor so long as such other Investor agrees in writing, in a form reasonably acceptable to the Company, to be bound by all the terms and conditions of this Agreement.

              6.6  HEADINGS

                   The Section and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

              6.7  AMENDMENTS AND WAIVERS

                   This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.










              6.8  EXPENSES

                   Except as set forth in this Agreement, whether or not the Closing is consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

              6.9  SEVERABILITY

                   Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

              6.10  FURTHER ASSURANCES

                   The Company, Subscriber and the Advancing Party agree that, from time to time, whether before, at or after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents hereof.

              6.11  JOINT AND SEVERAL LIABILITY; GUARANTY

                   The obligations and liability of Subscriber and the Advancing Party under or in connection with this Agreement are joint and several. The Advancing Party hereby unconditionally and irrevocably guarantees and agrees to be responsible for the payment and performance of all of Subscriber's obligations hereunder.


               [THE REMAINDER OF THIS PAGE IS BLANK INTENTIONALLY.]
























              IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

                                  REGENCY REALTY CORPORATION



                                  By:  /s/ Bruce M. Johnson
                                  Name:   Bruce M. Johnson
                                  Title:  Managing Director


                                  SECURITY CAPITAL HOLDINGS S.A.



                                  By:
                                  Name:   David A. Roth
                                  Title:  Vice President



                                  SECURITY CAPITAL U.S. REALTY



                                  By:
                                  Name:   David A. Roth
                                  Title:  Vice President







              IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

                                  REGENCY REALTY CORPORATION



                                  By:
                                  Name:
                                  Title:


                                  SECURITY CAPITAL HOLDINGS S.A.



                                  By:  /s/ David A. Roth
                                  Name:   David A. Roth
                                  Title:  Vice President



                                  SECURITY CAPITAL U.S. REALTY



                                  By:  /s/ David A. Roth
                                  Name:   David A. Roth
                                  Title:  Vice President